EXHIBIT 99.1

AgEagle Announces Voting Results of Special Meeting of Shareholders Held on Friday, February 3, 2023

Company Reports No Reverse Stock Split at this Time

WICHITA, Kan. – February 7, 2023 – (ACCESSWIRE) –  AgEagle Aerial Systems Inc. (NYSE American: UAVS) (“AgEagle” or the “Company”), an industry-leading provider of full stack flight hardware, sensors and software for commercial and government/defense use, today announced the voting results of its Special Meeting of Shareholders (“Special Meeting”) held on February 3, 2023.

At the Special Meeting, shareholders approved the proposal to provide for the issuance of shares of the Company’s Common Stock representing more than 20% of the Common Stock outstanding upon the purchase of the Company’s Series F Convertible Preferred Stock, convertible into shares of Common Stock and warrants exercisable for shares of Common Stock.

The Company did not obtain the number of votes required from the shareholders to approve the proposal to reverse split the Common Stock. Therefore, there will be no reverse stock split at this time.

Barrett Mooney, Chairman and Chief Executive Officer of AgEagle, noted, ”We are very pleased to have won the support and approval from our shareholders on the proposal for share issuance, giving our Company the ability to raise additional capital as we continue to execute our business plan and growth strategies.”

For further details relating to the vote results of the Special Meeting, please refer to the Form 8-K to be filed with the U.S. Securities and Exchange Commission later today and found at www.sec.gov.

About AgEagle Aerial Systems Inc.

Through its three centers of excellence, AgEagle is actively engaged in designing and delivering best-in-class flight hardware, sensors and software that solve important problems for its customers. Founded in 2010, AgEagle was originally formed to pioneer proprietary, professional-grade, fixed-winged drones and aerial imagery-based data collection and analytics solutions for the agriculture industry. Today, AgEagle is a leading provider of full stack drone solutions for customers worldwide in the energy, construction, agriculture, and government verticals. For additional information, please visit our website at www.ageagle.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition, and stock price. Factors that could cause actual results to differ materially from management’s current expectations include those risks and uncertainties relating to our competitive position, the industry environment, potential growth opportunities, and the effects of regulation and events outside of our control, such as natural disasters, wars, or health epidemics. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions, or circumstances on which any such statement is based, except as required by law.

AgEagle Aerial Systems Contacts:

Media: Email: media@ageagle.com

Investor Relations:

Gateway Investor Relations

Matt Glover or Cody Cree

Phone: 949-574-3860

Email: UAVS@gatewayIR.com